Exhibit 99.1
NEWS RELEASE
U.S. DISTRICT COURT ENTERS FINAL JUDGMENT FOR $397M AGAINST HYNIX
IN FAVOR OF RAMBUS
LOS ALTOS, Calif. — March 10, 2009 — Rambus Inc. (Nasdaq:RMBS) today announced that the U.S. District Court for the Northern District of California has entered final judgment in the Hynix Semiconductor (000660.KS) matter. Judgment was entered against Hynix in the amount of approximately $134M for infringement through December 31, 2005 and approximately $215M for its infringement from January 1, 2006 through January 31, 2009. In addition, the Court awarded about $48M in pre-judgment interest to Rambus.
The Court also ordered Hynix to pay Rambus royalties on net sales after January 31, 2009 and before April 18, 2010 of 1% for SDR SDRAM and 4.25% for DDR SDRAM memory devices. The latter rate applies to DDR, DDR2, DDR3, GDDR, GDDR2 and GDDR3 SDRAM devices, as well as DDR SGRAM devices. Damages and the compulsory license apply to U.S. infringements of the patent claims in suit. Execution of the Court’s judgment is stayed for 14 days in order for Hynix to file a motion under Rule 62 seeking relief from final judgment pending an appeal.
“We are pleased with the Court’s decision and are gratified by the tremendous time and energy the Court has dedicated to this matter,” said Thomas Lavelle, senior vice president and general counsel at Rambus. “Though this case has been long and arduous, we remain steadfast in our commitment to seek fair compensation for the use of our patented innovations.”
This case was originally filed by Hynix against Rambus in August 2000. The Honorable Ronald M. Whyte of the U.S. District Court for the Northern District of California split the case into three separate phases with Rambus subsequently prevailing in all three phases. During the first phase, Hynix alleged that Rambus’ patents were invalid based on the doctrine of unclean hands. The Court issued its Findings of Fact and Conclusions of Law in Rambus’ favor in January 2006. In ruling that “Hynix’s unclean hands defense fails,” the Court concluded that “Rambus did not engage in unlawful spoliation of evidence.” The Court also found that the “evidence also does not demonstrate that Rambus targeted any specific document or category of relevant documents with the intent to prevent production in a lawsuit such as the one initiated by Hynix,” and that the evidence “does not show that Rambus destroyed specific, material documents prejudicial to Hynix’s ability to defend against Rambus’s patent claims.” The Court reaffirmed its finding of no spoliation when it denied Hynix’s motion for reconsideration in February 2009.
The second phase dealt with Rambus’ allegations that Hynix memory products infringed its patents. In April 2006, a jury unanimously found that all ten Rambus patent claims at issue in that trial are valid and infringed by Hynix memory products. The jury award of approximately $307M in damages for U.S. sales of infringing Hynix products through December 31, 2005, was subsequently reduced by the Court to approximately $134M.
In the third and final phase of the case, Hynix (together with Micron and Nanya) tried its remaining claims and defenses against Rambus including antitrust and fraud claims based on Rambus’ participation in a standard-setting organization called JEDEC. In March 2008, a jury found Rambus had acted properly during its participation in JEDEC in the early 1990s. The Court also recently rejected Hynix’s (and Micron’s and Nanya’s) equitable JEDEC-related claims and defenses, finding that the evidence supported the jury’s finding “that JEDEC members did not share a clearly defined expectation that members would disclose relevant knowledge they had about patent applications or the intent to file patent applications on technology being considered for adoption as a JEDEC standard.” The Court further found that “not only did Rambus not have an obligation to disclose pending or anticipated patent applications, it had sound reasons for not doing so.”
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements regarding our intention to continue our innovations, filing of patents and efforts to be fairly compensated for our patented inventions. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by our management. Actual results may differ materially. Our business generally is subject to a number of risks which are described more fully in our SEC filings including our 10-K and 10-Qs.
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Rambus Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com